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                                                                    EXHIBIT 10.6

                                  June 2, 1999

Mr. Charles H. Berman
[address]

Dear Mr. Berman:

     This letter agreement (the "Agreement") confirms the terms of the termination of your employment with AvalonBay Communities, Inc. (the "Company," a term which for purposes of this Agreement includes its related or affiliated entities).

     1. TERMINATION DATE. By mutual agreement, the effective date of the termination of your employment and offices with the Company and all of its related and affiliated entities was March 24, 1999 (the "Date of Termination"). By entering into this Agreement, you also are acknowledging that you resigned, as of the Date of Termination, as a director of the Company and all entities that are related or affiliated to the Company. For purposes of the Employment Agreement, dated as of March 9, 1998 by and between you and Bay Apartment Communities, Inc. (a predecessor name of the Company) (the "Employment Agreement"), the termination of your employment was a termination without Cause.

     2. SEVERANCE PAY AND BENEFITS. The Company shall provide you with the payments and benefits set forth in Sections 7(c)(i) (payment of salary, cash incentive compensation and generally applicable employee benefits earned through Date of Termination), 7(c)(v) (termination payments and benefits upon termination without Cause) and 7(d) (Partial Gross-up Payment) of the Employment Agreement in each case subject to and in accordance with the terms and conditions of the Employment Agreement and subject, in all events, to the provisions set forth immediately hereinbelow and in Sections 10 and 13(c) below.

            (a) For purposes of Section 7(c)(i) of the Employment Agreement, you and the Company have calculated your accrued bonus through the Date of Termination as Fifty-six Thousand Six Hundred Fourteen Dollars ($56,614) (i.e., $252,000, prorated to reflect services during 1999 from January 1, 1999 through the Date of Termination). You also shall receive through the Date of Termination the benefits for which you are eligible under the Company's generally applicable employee benefit plans, practices and policies (including, without limitation, accrued vacation in the amount of $26,081), other than severance plans.


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            (b) For purposes of Section 7(c)(v) of the Employment Agreement, you and the Company agree that in satisfaction of the Company's obligation to pay you three times your Covered Average Compensation, the Company shall pay you, not later than the eighth (8th) day following your execution of this Agreement (the "Payment Date"), the gross sum of Five Million Five Hundred Seventy-eight Thousand Seven Hundred and Fifty-seven Dollars ($5,578,757) (the "Lump Sum Compromise Amount"), reduced by the gross amount paid to you by our Payroll Department in respect of your base salary from and after the Date of Termination, (i.e., Fifty-seven Thousand Five Hundred Sixty-five and 57/100 Dollars ($57,565.57))(the "Post-Termination Salary"). You and the Company agree that there has not been agreement as to the individual components that constitute three times your Covered Average Compensation, but that there is agreement that the Lump Sum Compromise Amount is being paid in full satisfaction of any and all claims that you have to receive three times your Covered Average Compensation. The Company may deduct from the Lump Sum Compromise Amount such withholding taxes as it reasonably determines to be required on the Payment Date for tax purposes with respect to income earned by you from the company, including, without limitation, the cash payments described under Sections 2(a) and 2(b) hereof, the value of the restricted stock that has vested, the forgiveness of the loan referred to in Section 2(h)(i) below, and the compensation income that accrued in connection with your exercise of options. In the event that the Company fails to pay the Lump Sum Compromise Amount, reduced by the Post-Termination Salary but increased by the amount required under
Section 2(h)(i)(A), net of withholding taxes, on or before the second business day after the date you execute this Agreement (the "Execution Date"), the Company additionally shall pay you interest on that amount paid to you (i.e., the Lump Sum Compromise Amount reduced by the Post-Termination Salary, plus the amount required under Section 2(h)(i)(A), after deduction for withholding taxes)
(i) calculated from the day next following the second business day after the Execution Date until the fifth business day after the Execution Date (or, if earlier, the date of payment of such amount) at the rate of six percent per annum based on a 365 day year, and (ii) if not paid on or before the fifth business day after the Execution Date, from the day next following such fifth business day until the date of payment of such amount at the rate of 12 percent per annum based on a 365 day year.

            (c) In accordance with Section 7(c)(v)(A) of the Employment Agreement, the Company will continue, without cost to you, benefits comparable to the medical and disability benefits provided to you immediately prior to the Date of Termination under Sections 3(c) and 3(d) of the Employment Agreement for a period of 36 months following the Date of Termination or until such earlier date as you may obtain comparable benefits through other employment. For purposes of Section 7(c)(v)(A) of the Employment Agreement, if, within 36 months of the Date of Termination, you obtain medical or disability benefits through other employment (whether self-employment or otherwise) comparable to those provided to you pursuant to Section 7(c)(v)(A), you will promptly notify the Company.


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            (d) In accordance with Section 7(c)(v)(B) of the Employment
Agreement, the Company will continue to pay, for so long as such payments are due, all premiums then due and payable on, but only to the extent relating to the whole-life portion of, the split dollar life insurance policy obtained pursuant to Section 3(d) of the Employment Agreement; provided that the Company's obligations to pay under this Section 2(d) are conditioned upon your payment of all premiums payable on, but only to the extent relating to the term-life portion of, said split dollar life insurance policy. You agree to cooperate with the Company in verifying your continuing satisfaction of the foregoing condition. The Company agrees to promptly notify you, and you agree to promptly notify the Company, of any premium notice or other notice it or you receive from the insurer relating to the policy. In the event that the Company determines that its obligation to make payments under this Section 2(d) has ceased by reason of your non-payment of premiums relating to the term-life portion of said split dollar life insurance policy, the Company shall provide you with thirty (30) days advance written notice of its intent to terminate payments hereunder. Such notice shall identify specifically your non-payment of the term life premium that is the basis on which the Company asserts its right to cease payments and shall provide you with a reasonable opportunity to cure.

            (e) In accordance with Section 7(c)(v)(C) of the Employment Agreement, all shares of the Company's stock that you were granted as Restricted Shares vested as of the Date of Termination (i.e., you own as of the Date of Termination a total of 57,100 shares of common stock of the Company that were originally granted to you as Restricted Shares, as set forth on Exhibit A hereto). To the extent the Company has not already done so, the Company shall (or shall cause the Company's transfer agent to) (i) promptly deliver to you certificates representing such shares with no restrictive legends, and such shares shall be freely transferable by you subject to applicable securities laws and (ii) remove all restrictive legends on shares previously issued to you. You acknowledge that the Company has advised you to consult an attorney regarding your continuing obligations under Section 16 of the Securities Exchange Act of 1934, as amended, as well as other federal and state securities (including insider trading) laws.

            (f) In accordance with Section 7(c)(v)(C) of the Employment Agreement, all options to purchase shares of the Company's common stock that you were granted vested as of the Date of Termination. Exhibit B hereto lists all such options and their respective exercise prices. You have until the expiration of three (3) months following the Date of Termination in which to exercise the options granted on November 11, 1993 and February 17, 1999 (the "Regular Options"). The Board of Directors, or the Compensation Committee of the Board of Directors, of the Company has taken such action as is necessary so that, with respect to the options granted on October 29, 1997 you will have until October 29, 2007 in which to exercise such options and that with respect to the options granted to you on March 8, 1998 you have until March 8, 2008 in which to exercise such options (collectively, the "Extended Options"). The Company will provide reasonable and customary cooperation in your


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consummation of a "cashless exercise" with a broker in which the proceeds of the sale of shares of the Company common stock are used, directly or indirectly, to finance your remittance of the exercise price on the options. The Company will not assert that you are in possession of information regarding the Company such that there is a basis for the Company to not provide such cooperation. The Company has agreed that payment of the exercise price for any such option also may be made by you in the form of shares of Company stock which are unrestricted and which have been held by you for at least six months, and has agreed that any tax withholding obligations with respect to the exercise of stock options may, if you so elect in writing, be made by the Company withholding shares of stock which would otherwise be deliverable to you or by you transferring shares of such stock to the Company. Such shares shall be valued for such purposes in accordance with the stock option plans and stock option agreements under which such options were issued.

     In the event of your death, your options shall be exercisable by your legal representative or legatee in accordance with their terms.

     In the event that you willfully and materially breach the terms of Section 3, 5 (but only to the extent that Section 5 incorporates by reference Sections 6(b), 8(b) and Annex B of the Employment Agreement), 6, 7, 8(a) or 8(c) of this Agreement (a "Material Breach") at any time after the date hereof and within thirty-six (36) months of the Date of Termination, in addition to the Company's rights to obtain equitable relief or damages for such breach, the Company may suspend thirty-three percent (33%) of the original amount of each tranche of the Extended Options (or, with respect to a tranche of Extended Options for which less than thirty-three percent (33%) of the original amount is outstanding at that time, all of such tranche of Extended Options) (any such suspended options, "Suspended Options"). The Company shall suspend your right to exercise the Suspended Options by (i) filing a request for arbitration within a reasonable time after any Senior Manager (i.e., any individual holding the title of Senior Vice President or higher) learns of the Material Breach, which request specifically states that the Company is suspending your right to exercise, or
(ii) in the event the Company reasonably determines that your asserted Material Breach is curable, by sending you a written notice describing the Material Breach and the steps you must take to cure such Material Breach. In the event that the Company asks you to cure a Material Breach and you fail to cure such breach to the Company's satisfaction within five (5) business days following delivery to you of written notice from the Company, the Company then may commence an arbitration proceeding, in which case your right to exercise the Suspended Options will remain suspended. In the event that an arbitrator determines that you have not committed a Material Breach, the arbitrator may award you damages directly caused by the suspension of your right to exercise the Suspended Options. In the event that an arbitrator determines that you have committed a Material Breach, the exercise period of the Suspended Options shall terminate immediately without further action or decision by the arbitrator, without prejudice to the Company's right to obtain equitable relief or damages for such Material Breach; provided that an award of additional damages (if any) shall take into account


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termination of the Suspended Options. Nothing contained herein otherwise shall be deemed to limit the Company's right to obtain equitable relief or damages for a Material Breach that occurs before or after thirty-six (36) months after the date you execute this Agreement.

            (g) The Company has determined in good faith after consultation with Arthur Anderson LLP that none of the payments provided hereunder is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. The provisions of Section 7(d) of the Employment Agreement shall survive the Date of Termination. Notwithstanding the provisions of the Employment Agreement, however, for purposes of application of said Section 7(d) and Exhibit 2 to the Employment Agreement and for purposes of this Agreement, the term "Accounting Firm" shall be deemed to refer to Arthur Anderson LLP.

            (h) In addition to the payments and benefits set forth pursuant to
Section 7 of the Employment Agreement, the Company further has agreed to provide you with the following:

            (i) (A) The Company will pay to you on the Payment Date a supplemental payment in an amount equal to Seventy-six Thousand Dollars ($76,000), less applicable withholding and (B) the Company will forgive the amount you currently owe the Company in consideration of loans the Company made to you in connection with the grant of restricted stock (i.e., approximately $84,000), which indebtedness will be forgiven on the Payment Date. On or promptly following the Payment Date, the promissory notes representing the approximately $84,000 of indebtedness and referenced in subsection (i)(B) shall be returned to you marked "Paid in Full."

            (ii) From and after the March 24, 1999, in lieu of any rights you would otherwise have under Exhibit 2 to the Employment Agreement with respect to time periods from and after March 24, 1999 or any payments or benefits accrued from and after March 24, 1999 in accordance with such Exhibit, you will receive payments and benefits in accordance with and subject to the provisions of Exhibit C hereto.

            (iii) You have purchased the following computer items of the Company currently in your possession: Office computer: HP Vectra VL 166 MHZ (fair market value $350.00), Monitor 17" - Sony Multiscan 200GS (fair market value $300.00), and HP Omnibook 800 + accessories (fair market value $1300.00).Accordingly, subtracted from the amount paid to you in respect of the reimbursements under subclause (iv) immediately below will be the fair market value of such items, which it is agreed is $1,950.


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            (iv) The Company shall reimburse you for (A) reasonable and customary business expenses incurred by you in the course of performing your duties for the Company through the Date of Termination, and for the reasonable cost of the commercial flight you took to New York City to attend a meeting with representatives of the Company on May 3, 1999; the total reimbursement on account of the foregoing is agreed to be $23,120.16;and (B) the relocation benefits described on Exhibit D [$856.25].

            (v) Subject to additional interest on account of the late payment provision in Section 2(b), interest on the net amounts paid (i.e., after tax withholding) under Sections 2(b) and 2(h)(i)(A) calculated from April 24, 1999 through June 2, 1999 (or, if earlier, the date on which this Agreement is executed by the Company and delivered (including by facsimile) to you or your attorneys) at the rate of 6% per annum based on a 365 day year.

     3. RELEASE OF CLAIMS.

            (a) You, on behalf of yourself and your successors, heirs, assigns, executors, administrators and/or estate, hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company ("Claims"), which you have, own or hold, or at any time heretofore had, owned or held against the Releasees up to the date on which you execute this Agreement, including without limitation, express or implied, all Claims for: breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; discrimination on any basis under federal, state or local law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, The Age Discrimination in Employment Act, as amended, and the California Fair Employment and Housing Act, Cal. Gov't. Code Sections 12940, et seq., as amended; and all claims for defamation or damaged reputation.

            (b) You acknowledge that you are familiar with Section 1542 of the California Civil Code, which reads as follows:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at


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            the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You acknowledge and agree that you are releasing unknown claims and waive all rights that you may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect.

            (c) You represent and warrant that you have not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court. You further represent and warrant that you have not assigned or transferred to any person or entity any Claims or any part or portion thereof.

            (d) You agree that you will not hereafter pursue any Claim against any Releasee (including without limitation any claim seeking reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney's fees, or costs) by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment or termination of employment; provided, however, that nothing in this Section 3 shall be deemed to release the Company from any claims that you may have (i) under this Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes, the by-laws of the Company and Section 4(b) of the Employment Agreement, (iii) vested pension or retirement benefits under the terms of qualified employee pension benefit plans, (iv) accrued but unpaid wages, or (v) for excise tax payments pursuant to Section 7(d) of the Employment Agreement.

     4. RELEASE BY THE COMPANY.

            (a) The Company, on behalf of itself, its subsidiaries, divisions and related or affiliated entities and each of their respective predecessors, successors or assigns hereby irrevocably and unconditionally releases, acquits and forever discharges you, your successors, heirs, assigns, executors, administrators and/or estate (the "Berman Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company (the "Company Claims") which the Company has, owns or holds, or at any time heretofore had, owned or held against the Berman Releasees up to the date on which it executes this Agreement.

            (b) The Company acknowledges that it is familiar with Section 1542 of the California Civil Code, which reads as follows:


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            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Company acknowledges and agrees that it is releasing unknown claims and waives all rights that it may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect.

            (c) The Company represents and warrants that it has not filed any complaints or charges asserting any Company Claims against the Berman Releasees with any local, state or federal agency or court. The Company further represents and warrants that it has not assigned or transferred to any person or entity any Company Claims or any part or portion thereof.

            (d) The Company agrees that it will not hereafter pursue any Company Claims against any Berman Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment or termination of employment; provided, however, that nothing in this Section 4 shall be deemed to release you from any claims the Company may have (i) under this Agreement, or (ii) for breaches prior to the date hereof of the nondisclosure provisions of Section 6 of the Employment Agreement or Annex B to the Employment Agreement.

     5. EMPLOYMENT AGREEMENT. Except as set forth in the next sentence or as expressly provided elsewhere in this Agreement, this Agreement supersedes all provisions of the Employment Agreement and all such provisions terminated upon the Date of Termination. Nothing contained herein, however, shall be deemed to terminate your obligations to the Company or the Company's obligations to you under Sections 4(b) (Indemnification), 6 (Records/Nondisclosure/Company Policies), 7(d) (Excise Tax Payment), 8(b)-(c) (Non-Solicitation and Specific Enforcement), and 13(a) (Resolution of Disputes) (as modified by Section 12 hereinbelow) of the Employment Agreement, Annexes A (Code of Ethics) or B (Nondisclosure Agreement) thereto, or the Company's Stock Option Plan or the stock option agreements entered into by you from time to time, (as modified by Section 2(f) hereinabove). Nothing in this Agreement shall extend the non-solicitation period set forth in Section 8(b) of the Employment Agreement.

     6. RETURN OF PROPERTY. In accordance with Section 4 of the Nondisclosure Agreement, dated as of March 9, 1998, by and between you and Bay Apartment Communities, Inc. (a predecessor name to the Company), and incorporated in the Employment Agreement as Annex B ("Nondisclosure Agreement"), you represent and warrant that have returned to the Company (a) all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as defined in Section 8 of the Nondisclosure Agreement) and, (b) subject to your purchase rights under Section 2(h)(iii) above, other property, such as your laptop computer, to the extent you have not already done so.

     7. ADVERSE ACTIONS. You agree that for forty-eight (48) months following the date you execute this Agreement without the prior written consent of the Company you shall not, directly or indirectly or in any manner, or solicit, request, advise, assist or encourage any other person or entity to, (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control (as that term is defined in the Employment Agreement) of the Company, including, for these purposes, without limitation, a valuation of the Company; (b) seek to change or control in any manner the management or the Board of Directors of the Company, or the business, operations or affairs of the Company; or (c) undertake an investment (other than in respect to the equity rights described in Section 2 above) in the Company.

     8. NONDISPARAGEMENT AND NONDISCLOSURE.

            (a) You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company or its officers, directors, agents, or management and business practices, or which disrupts or impairs the Company's normal operations. The Company and its directors and senior management (i.e., individuals holding the title of Senior Vice President or above) shall not take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices. The provisions of this
Section 8 shall not apply to any truthful statement required to be made by you or any director or executive officer of the Company, as the case may be, in any legal proceeding, governmental or regulatory investigation, in any public filing or disclosure legally required to be filed or made, and also shall not apply to any confidential discussion or consultation with professional advisors. In furtherance of your obligations under this Agreement, you agree that you shall not make any statements or comments to the media concerning the Company or the circumstances surrounding your termination from the Company without the Company's prior written approval.

            (b) You agree not to disclose the terms of this Agreement, except
(i) to your professional advisors, including accountants and attorneys (provided they agree to keep such information confidential), (ii) to the extent that, prior to your disclosure, the Company has previously disclosed such information publicly, whether in its filings with the Securities & Exchange Commission or otherwise, and (iii) (A) pursuant to a valid subpoena or (B) as otherwise required by law, but in either (iii)(A) or (iii)(B) only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and reasonable opportunity to contest such subpoena or other requirement. In the case of the circumstances contemplated by subsections 8(b)(iii)(A) or (B), written notice shall be provided to the Company as soon as practicable, but in no event less than five business days before any such disclosure is compelled, or, if later, at least one business day after you receive notice compelling such disclosure.

            (c) In furtherance of your obligations under this Agreement, you further agree that you shall not disclose, provide or reveal, directly or indirectly, any confidential information concerning the Company, including without implication of limitation, their respective operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (i) a valid subpoena or (ii) as otherwise required by law, but in either case only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if later, at least one (1) business day after you receive notice compelling such disclosure.

     (d) The Company agrees that nothing in this or any other agreement prohibits you from competing with, or providing services to an entity that competes with, the Company; that such competition or services alone would not constitute a violation of this or any other agreement or law; and that the Company will not assert that such competition or services alone constitutes a violation of this or any agreement or law on the theory that it inevitably would result in the disclosure of confidential information or trade secrets. This provision, however, shall not relieve you of any obligation you may have under
Section 8 of The Employment Agreement, Annex B thereto, or common or statutory law not to actually disclose trade secrets or confidential information. Nor does this provision relieve you of your obligations under section 7 of this Agreement.

     9. EXCLUSIVITY. This Agreement sets forth all the consideration to which you are entitled by reason of the termination of your employment, and you agree that you shall not be entitled to or eligible for any payments or benefits under any other Company severance, bonus, retention or incentive policy, arrangement or plan.

     10. TAX MATTERS. All payments and other consideration provided to you pursuant to this Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes; provided, that nothing contained in this Section 10 affects your independent obligation and primary responsibility, which obligation and responsibility you hereby affirm, to determine and make proper judgments regarding the payment of taxes under applicable law.

     11. SALE OF EQUITY INTERESTS. Contemporaneously with execution of this Agreement, you will sell to Gilbert M. Meyer all of your interests in AvalonBay

Services I, Inc. and AvalonBay Services II, Inc. pursuant to the documents attached hereto at Exhibit E.

     12. ARBITRATION.

     (a) Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be resolved in the manner set forth in Section 13(a) (Resolution of Disputes) of the Employment Agreement, as modified by this
Section 12.

     (b) In the event any legal action or proceeding, including arbitration or declaratory relief, is commenced by the Company with respect to any controversy or claim arising out of or relating to this Agreement or the breach hereof, or otherwise to enforce any rights or obligations under this Agreement, the arbitrator or, in the case of a claim for equitable relief, the judge in such proceeding (i) shall have discretion to award to you if you are the prevailing party reasonable attorney's fees and costs, if any, in said action or proceeding, but (ii) regardless of the outcome in said action or proceeding, shall not award to the Company any of its attorney's fees or costs.

     (c) In the event any legal action or proceeding, including arbitration or declaratory relief, is commenced by you with respect to any controversy or claim arising out of or relating to this Agreement or the breach hereof, or otherwise to enforce any rights or obligations under this Agreement, the arbitrator or, in the case of a claim for equitable relief, the judge in such proceeding shall have discretion to award the prevailing party reasonable attorney's fees and costs, if any, in said action or proceeding.

     (d) An award of attorney's fees and costs pursuant to subsections (b) or
(c) above shall take into account the amount or degree of relief awarded to the prevailing party relative to that party's demands. An award of reasonable attorney's fees and costs also shall take into account any offer of settlement or judgment by the non-prevailing party. Attorney's fees and costs incurred by the prevailing party from and after the date of such an offer of settlement or judgment may be limited or eliminated to the extent that the value of the final judgment in favor of the prevailing party does not materially exceed the value of the offer of settlement or judgment.

     13. NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS

         (a) You are advised to consult with an attorney and tax advisor before signing this Agreement. You acknowledge that you have consulted with an attorney of your choice.

         (b) You acknowledge and agree that the Company's promises in this Agreement include consideration in addition to anything of value to which you are otherwise entitled by reason of the termination of your employment.

         (c) You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If you breach any of the conditions of the Agreement within the twenty-one
(21) day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within twenty-one (21) days or less of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period.

         (d) By signing this Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Agreement. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement. You understand that this Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever by the Company against you and that the Company specifically disclaims any liability or wrongdoing whatsoever against you on the part of itself and its officers, directors, shareholders, employees and agents. You understand that if you do not to enter into this Agreement and bring any claims against the Company, the Company will dispute the merits of those claims and contend that it acted lawfully and for good business reasons with respect to you.

         (e) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Agreement.

         (f) Any notices required to be given under this Agreement shall be provided in writing and delivered by hand or certified mail, and shall be deemed to have been duly given when received at the following addresses, unless and to the extent that notice of change of address has been duly given hereunder

            If to you at:

            Mr. Charles H. Berman
            [address]

            with a copy to:

            Herbert W. Krueger, Esq.
            Mayer Brown & Platt
            190 South LaSalle Street
            Chicago, IL 60603-3441

            If to the Company, to it at:

            AvalonBay Communities, Inc.
            2900 Eisenhower Avenue, Third Floor
            Alexandria, VA 22314
            Attention: Chief Executive Officer

            with a copy to:
            Joseph A. Piacquad, Esq,
            Goodwin, Procter & Hoar  LLP
            Exchange Place
            Boston, MA 02109-2881

            (g) The law of the State of Maryland will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

            (h) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties' intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

            (i) This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

            (j) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter.

            (k) This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

     If you agree to these terms, please sign and date below and return this Agreement to the Company's Chief Executive Officer by June 2, 1999. This Agreement may be executed in counterparts and/or by facsimile transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                                   Sincerely,

                                   AvalonBay Communities, Inc.

                                   By: /s/ Richard L. Michaux

                                   Its: Chief Executive Officer


Accepted and Agreed to:

/s/ Charles H. Berman
Charles H. Berman

Dated:  June 7, 1999

                                    EXHIBIT A
                                    ---------

                                Restricted Stock

---------------------------------------------------------------
           Grant Date                 Number of Shares Granted
---------------------------------------------------------------
             2/6/96                            16,326
---------------------------------------------------------------
             1/22/97                           17,287
---------------------------------------------------------------
             2/3/98                            17,287
---------------------------------------------------------------
             2/19/99                           6,200
                                               ------
---------------------------------------------------------------
                                               57,100
                                               ======
---------------------------------------------------------------

                                    EXHIBIT B
                                    ---------

                                     Options

---------------------------------------------------
Grant Date       Number of Shares           Price
                                            Price
---------------------------------------------------
11/11/93             115,245            $ 26.6823
---------------------------------------------------
10/27/97             192,075            $ 38.1531
---------------------------------------------------
3/8/98               125,000            $ 37.5830
---------------------------------------------------
2/17/99              62,000             $ 32.00
                     ------
---------------------------------------------------
                     494,320
                     =======
---------------------------------------------------

                                    EXHIBIT C

     1. HOUSING. The Company will continue to permit you to occupy the house the Company heretofore has provided to you on Bryant Street in Palo Alto, California (the "Company House") until July 31, 2000. You will not pay rent to the Company for the use of the Company House, but will be responsible for the payment of utilities.

     The Company shall continue to have the right to cause you to rent out your residence in New Canaan, Connecticut (the "New Canaan House") until the earlier of the date that you return possession of the Company House to the Company or you purchase the Company House, and until the earlier of such date the Company shall retain the proceeds of such rental. Thereafter, if the New Canaan House remains under rental agreement, you shall receive the proceeds of such rental. The Company will pay for the routine maintenance (but not landscaping) of the New Canaan House through the date the Agreement is executed. From and after the date you execute the Agreement, you shall pay landscaping and routine maintenance. You will remain responsible for your mortgage payments, real estate taxes, utilities and home insurance on the New Canaan House.

     At any time prior to August 1, 2000, you may elect to purchase the Company House. If you purchase the Company House on or before July 31, 1999 (or such later date provided that the delay in closing beyond July 31, 1999 is not attributable to your failure to provide reasonable cooperation in signing a standard purchase and sale agreement and closing thereon) the purchase price shall equal $2,856,046.57 (i.e.,$2,850,000 in respect of the Company's cost for such house plus the $6,046.57 in closing costs it incurred in purchasing the home). Subject to the preceding sentence, if you purchase the Company House between August 1, 1999 and July 31, 2000, the purchase price shall equal $3,056,046.57 (i.e.,$2,850,000 in respect of the Company's cost for such house plus $200,000 plus the $6,046.57 in closing costs it incurred in purchasing the home).

     2. TAXES. The Company shall provide you with the Local Tax Reimbursement and Reimbursement Gross Up Payments in accordance with paragraph 6 of Exhibit 2 of the Employment Agreement, but only with respect to (a) investment income earned by you prior to March 24, 1999, and income and benefits earned from the Company and paid or provided to you prior to the date you executed the Agreement for services rendered through March 24, 1999, (b) the Lump Sum Compromise Amount, (c) income earned in respect of exercising the Regular Options, (d) income earned in respect of the accelerated vesting of restricted stock due to the termination of your employment, (e) income attributable to forgiving Company loans pursuant to Section 2(h)(i)(B)(I) of the Agreement, and (f) the gross amount of the $101,000 payment described in Section 2(h)(i)(A) of the Agreement.